EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2012 First Quarter Results

STAMFORD, Conn., Feb. 7, 2012 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2012 first quarter, the three-month period ended December 31, 2011.

For the fiscal 2012 first quarter, Star reported a 0.4 percent increase in total revenues to $461.5 million, compared with total revenues of $459.5 million in the prior year period, as higher selling prices driven by an increase in wholesale product costs were almost completely offset by a 19.1 percent decline in home heating oil and propane volume.

Home heating oil and propane volume for the fiscal 2012 first quarter decreased by 21.6 million gallons, to 91.1 million gallons, as the impact of warmer temperatures and net customer attrition more than offset the additional volume provided by acquisitions. Temperatures in Star's geographic areas of operations for the fiscal 2012 first quarter were 22.2 percent warmer than the fiscal 2011 first quarter and 19.9 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. For the two months ended December 31, 2011, temperatures in the Partnership's base business were 27.2 percent warmer than the two months ended December 31, 2010.

During the fiscal 2012 first quarter, net income decreased by $17.7 million, to $2.9 million, due largely to the after-tax impact of the abnormally warm winter weather and an unfavorable change in the fair value of derivative instruments.

Adjusted EBITDA decreased by $15.0 million, to $19.3 million, during the fiscal 2012 first quarter, as the impact of 22.2 percent warmer temperatures and net customer attrition more than offset the Adjusted EBITDA provided by acquisitions.

"This was clearly a tough quarter for Star, as we faced weather conditions nearly the opposite of last year," said Dan Donovan, Star Gas Partners' Chief Executive Officer. "Of course, such variations in temperature are not uncommon, particularly during a short time period, but the comparison this quarter was dramatic. November and December of 2011, taken together, was the third warmest such period over the last 30 years in our footprint, while 2010's equivalent timeframe was the fourth coldest. Even given such challenging conditions, which have continued into January 2012, we remain dedicated to improving operating efficiencies, diversifying our products and services, and maintaining excellent customer service."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, February 8, 2012, at 11:00 a.m. (ET). The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil/propane; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2011 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended December 31, 2011. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2011	2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 13,920	$ 86,789
Receivables, net of allowance of $9,749 and $9,530 respectively	177,676	92,967
Inventories	100,505	80,536
Fair asset value of derivative instruments	--	3,674
Current deferred tax asset, net	12,625	13,155
Prepaid expenses and other current assets	26,792	22,296
Total current assets	331,518	299,417

Property and equipment, net	52,296	47,131
Goodwill	205,466	199,296
Intangibles, net	60,570	52,348
Long-term deferred tax asset, net	16,741	17,646
Deferred charges and other assets, net	10,585	10,291
Total assets	$ 677,176	$ 626,129

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 25,776	$ 18,569
Revolving credit facility borrowings	46,834	--
Fair liability value of derivative instruments	8,122	3,322
Accrued expenses and other current liabilities	75,821	76,428
Unearned service contract revenue	49,895	40,903
Customer credit balances	66,345	67,214
Total current liabilities	272,793	206,436

Long-term debt	124,286	124,263
Other long-term liabilities	21,840	22,797

Partners' capital
Common unitholders	285,173	299,913
General partner	144	187
Accumulated other comprehensive loss, net of taxes	(27,060)	(27,467)
Total partners' capital	258,257	272,633
Total liabilities and partners' capital	$ 677,176	$ 626,129

(tables follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2011	2010

Sales:
Product	$ 406,669	$ 404,968
Installations and service	54,805	54,533
Total sales	461,474	459,501
Cost and expenses:
Cost of product	316,673	301,672
Cost of installations and service	52,351	52,622
(Increase) decrease in the fair value of derivative instruments	7,118	(13,906)
Delivery and branch expenses	67,757	65,961
Depreciation and amortization expenses	3,629	4,577
General and administrative expenses	5,365	4,924
Operating income	8,581	43,651
Interest expense	(3,452)	(4,220)
Interest income	728	532
Amortization of debt issuance costs	(274)	(694)
Loss on redemption of debt	--	(1,700)
Income before income taxes	5,583	37,569
Income tax expense	2,652	17,011
Net income	$ 2,931	$ 20,558
General Partner's interest in net income	15	99
Limited Partners' interest in net income	$ 2,916	$ 20,459

Per unit data (Basic and Diluted):
Net income available to limited partners	$ 0.05	$ 0.30
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	0.04
Limited Partner's interest in net income under FASB ASC 260-10-45-60	$ 0.05	$ 0.26

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	64,189	67,078

(supplemental information follows)

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended December 31,
(in thousands)	2011	2010

Net income	$ 2,931	$ 20,558
Plus:
Income tax expense	2,652	17,011
Amortization of debt issuance cost	274	694
Interest expense, net	2,724	3,688
Depreciation and amortization	3,629	4,577
EBITDA from continuing operations	12,210	46,528

(Increase) / decrease in the fair value of derivative instruments	7,118	(13,906)
Loss on redemption of debt	--	1,700
Adjusted EBITDA	19,328	34,322

Add / (subtract)
Income tax benefit	(2,652)	(17,011)
Interest expense, net	(2,724)	(3,688)
Provision for losses on accounts receivable	1,450	2,648
Increase in accounts receivables	(79,111)	(115,161)
Increase in inventories	(18,883)	(10,324)
Decrease in customer credit balances	(5,316)	(23,134)
Change in deferred taxes	1,154	14,980
Change in other operating assets and liabilities	11,989	28,658
Net cash used in operating activities	$ (74,765)	$ (88,710)

Net cash used in investing activities	$ (26,898)	$ (3,182)

Net cash provided by financing activities	$ 28,794	$ 44,634

Home heating oil and propane gallons sold	91,100	112,700
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or
         cwitty@darrowir.com